EXHIBIT 6(a)

November 17, 2001

Board of Directors
Hot products Inc.com
7625 E. Redfield Road
Suite 200
Scottsdale, Arizona 85260

Via Certified Mail and Facsimile

Dear Sirs and madam,

Effective today, November 17, 2001, I Gregory L. Struthers hereby resign my position as a member of the Board of Directors of Hot Products Inc.com, (HPIC) I further resign my positions as a Director of any and all of the Company's subsidiaries.

Effective today, November 17, 2001, I resign my position as Executive Vice president of Hot Products Inc.com and my positions as Vice President, Hot Products.Inc.com NUON Peripherals Division.

Attached to this letter is a copy of an e-mail from Mr. James I. Copland, Chairman of The Board of HPIC, Mr. John Madsen of International Global
Positioning Inc., dated Wednesday, October 17, 2001, whereby in my opinion Mr. Copland encouraged Mr. Madsen to enlist International Global Positioning Inc.'s shareholders to unlawfully manipulate the share price of HPIC's stock. (Reference points (1) and (2) in Mr. Copland' e-mail).

Further to this, I believe Mr. Copland's actions undermined HPIC's proposed Merger with IGP, and made it impossible to be successfully concluded. I would strongly recommend that the Members of the Board of Directors of HPIC to investigate these matters and take appropriate action in the best interests of HPIC's Shareholders.

Based upon Mr. Copland's actions, which I believe to be not only unethical but quite probably in violation of SEC Rules and Regulations, I will no longer remain associated with him nor the Company he is Chairman of.

Sincerely,

/s/ Greg L. Struthers
---------------------
11/17/01
Gregory L. Struthers

CC.  Mr. James L. Copland   Chairman and CEO, HPIC
     Ms. Catherine Copland  Secretary & Board member, HPIC
     Mr. Steven Deckrow     Director, HPIC
     Mr. Isaac Winehouse    Ashfield Investments - Beneficial Shareholder, HPIC
     Mr. Jack Rudel Esq.    Robbins & Green P.A.
     Mr. Charles Berry Esq. Titus, Brueckner & Berry
     Mr. Greg Goode         Greg Goode & Associates
     Mr. Mark Weber         Weber & Associates


Enclosures:

E-Mail Dated, dated Wednesday, October 17, 2001
Letter regarding outstanding funds due Greg Struthers